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                                                                    Exhibit 23.4


The Board of Directors
General Growth Properties, Inc.:


We consent to the incorporation by reference in the Registration Statement, related to the registration of securities with an aggregate initial offering price not to exceed $1,000,000,000, on Form S-3 of General Growth Properties of our report dated March 12, 1997, with respect to the Statement of Revenues and Certain Expenses of Southlake Mall for the year ended December 31, 1996, which report appears in the Current Report on Form 8-K/A of General Growth Properties, Inc. dated August 28, 1997. We also consent to the reference to our firm under the caption "Experts."



/s/ KPMG PEAT MARWICK LLP

Atlanta, Georgia
October 6, 1997